Exhibit 10.12.2
REDGATE MEDIA GROUP
NOTE PURCHASE AGREEMENT
     This Note Purchase Agreement (the “Agreement”) is made as of the 22nd day of November 2009 (the “Effective Date”) by and among REDGATE MEDIA GROUP, a company incorporated in the Cayman Islands (the “Company”), and Kuwait China Investment Company KSC, a company incorporated in Kuwait (the “Lender”).
RECITAL
     To provide the Company with additional resources to conduct its business, the Lender is willing to provide a loan to the Company of three million five hundred thousand dollars ($3,500,000) (the “Loan Amount”), subject to the conditions specified herein.
AGREEMENT
     Now, Therefore, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and the Lender, intending to be legally bound, hereby agree as follows:
ARTICLE 1.
Secured Promissory Note
     1.1 Loan; Issuance of Secured Promissory Note. Subject to the terms of this Agreement, the Company agrees to issue and deliver at the Closing (as herein after defined) to the Lender a promissory note for the Loan Amount (the “Loan”), in substantially the form attached hereto as Exhibit A (the “Note”). All of the terms and provisions of the Note are incorporated herein by reference.
ARTICLE 2.
Closing Date; Delivery
     2.1 Closing Date. The closing of the sale and purchase as of the date first written above (the “Closing”) and shall be held on the Effective Date or at such other time as the Company and the Lender shall agree (the “Closing Date”).
     2.2 Delivery. At the Closing, the Company shall issue and deliver to the Lender the executed Note in the principal amount of $3,500,000 in favor of the Lender, the executed Class G Preference Shares Purchase Agreement (the “Class G Purchase Agreement”), the executed Agreement, required board and shareholder consents, and amendment to the Company’s Memorandum and Articles of Association. The Lender shall execute the Note and such other documents as required and deliver such to the Company at the Closing and, subject to Article 5, shall remit the Loan Amount to such bank account of the Company as notified by it in writing.

ARTICLE 3.
Representations and Warranties of the Company
     Unless as otherwise set forth on the Schedule of Exceptions attached hereto as Exhibit B, the Company hereby represents and warrants to Lender as follows:
     3.1 Organization and Standing. The Company has been duly organized and is validly existing and in good standing under the laws of the Cayman Islands. The Company has all power and authority to own its properties and assets and to carry on its business as it is currently being conducted and proposed to be conducted. The Company, is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), or property of the Company (a “Material Adverse Effect”). The Company has all requisite corporate power to (i) enter into this Agreement, the Class G Purchase Agreement and the Note to which it is a party and any other documents delivered by the Company to Lender in connection with the transactions contemplated herein and (ii) to sell the Note and to carry out and perform its obligations under the terms of this Agreement, the Note, and the Class G Purchase Agreement (as defined below) and any other documents delivered by the Company to Lender in connection with the transactions contemplated herein (together, the “Transaction Agreements”).
     3.2 Authorization. The Company has all corporate power and authority to enter into and perform its obligations under the Transaction Agreements. The Transaction Agreements have been, or prior to the Closing will be, duly authorized by all necessary action on the part of the Company and will be duly executed and delivered by the Company. The Transaction Agreements when executed and delivered by the Company will be a valid and binding obligation of the Company, enforceable in accordance with its terms except as the enforceability of the Transaction Agreements may be subject to or limited by bankruptcy, insolvency, or other similar laws relating to or affecting the rights of creditors, and rules of law governing specific performance, injunctive relief or other equitable remedies.
     3.3 Title to Assets. The Company has good and marketable title to all of its assets, including all of its pledged assets, and all of its assets are free and clear of encumbrances, restrictions on or conditions to transfer or assignment. All tangible assets are in good working condition, normal wear and tear excepted.
     3.4 Current Capitalization. As of the Effective Date, the authorized capital stock of the Company, immediately prior to the Closing, consists of (i) 9,205,490 shares of Common Shares, 141,042.34 of which are issued and outstanding, and an additional 53,325.07 have been authorized and reserved under the Company’s Employee Stock Option Plan, (ii) 36,627 Class A Preference Shares, 36,626.73 of which are issued and outstanding; (iii) 50,000 Class B Preference Shares, all shares of which are issued and outstanding; (iv) 74,510 Class C Preference Shares, 74,506.32 shares of which are issued and outstanding; (v) 27,938 Class D Preference Shares, 27,937.43 shares of which are issued and outstanding; (vi) 41,082 Class E Preference Shares, 24,101.02 shares of which are issued and outstanding and (vii) 38,041 Class F Preference Shares, all of which are issued and outstanding. Prior to the Closing, the Company intends to file with the Cayman Registrar of Companies a revised Memorandum and Articles of Association reflecting the establishment by the Company of 72,339 Class G Preference Shares.
     3.5 Litigation and Governmental Proceedings. To the Company’s knowledge, there is no action, suit, or investigation in progress or pending before any court or governmental agency against the Company nor is there any basis for any such claim, suit or other proceeding. To its knowledge, the Company is in compliance in all material respects with all statutes, laws, rules and regulations of any governmental entity with respect to or affecting its assets and the business.
     3.6 Contracts. To its knowledge, the Company is not a party to, or otherwise bound by the terms of any contract, agreement or obligation (whether written or oral), which could reasonably be expected to materially adversely affect the Company’s assets. Neither the Company nor, to the Company’s knowledge, is any other party in default under any contract, there are no existing disputes or claims of default, unresolved claims or problems relating thereto, or any facts or conditions known to the Company which if continued, would result in a default or claim of default.
     3.7 Absence of Liens. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.
     3.8 Effect of Agreement and Authorization. The execution and delivery of this Agreement and all documents contemplated herein by the Company does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach of, constitute a default under or violation of the Company’s Memorandum and Articles of Association, or any other of its charter documents, or, to the Company’s knowledge, any provision of any agreement, judgment or decree to which the Company is a party or which is reasonably likely to affect the Company or its assets in any materially adverse manner, or result in the creation of any lien, charge or encumbrance against its assets, nor, to the Company’s knowledge, will it give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration, or cancellation, in or with respect to any of its assets that would have a material adverse effect on the Company. To its knowledge, no consent of any governmental authority is required to be obtained on the part of the Company to permit the consummation of the transactions contemplated by the Transaction Agreements, except for any such consent which if not obtained would not have a material adverse effect on the Company (as such business is presently conducted). The Company represents that, prior to the Closing, the Transaction Agreements, and the execution, delivery and performance by the Company of the Transaction Agreements will be duly and validly approved and authorized by the Company’s Board of Directors and shareholders of the Company.
     3.9 Governmental Consents. Assuming the accuracy of the representations and warranties of the Lender in Article 4 hereof, all consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of the Transaction Agreements, the offer, sale or issuance of the Note, and the equity securities to be issued upon conversion of the Note or the consummation of any other transaction contemplated hereby shall have been obtained and will be effective at the Closing and if applicable, while the Loan is outstanding, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.
     3.10 Compliance with Other Instruments. The Company is not in violation or default of any provision of their constituent instruments, including its Memorandum and Articles of Association. The Company is not in violation of, or default under any provision of any instrument, mortgage, deed of trust, loan, contract, commitment or obligation to which it is a party or by which it or any of its properties are bound, which violations or defaults, individually or in the aggregate, would result in a Material Adverse Effect. The Company is not in violation of any provision of any federal, state or local statute, rule or governmental regulation which would result in a Material Adverse Effect or any judgment, decree or order to which it is a party. The execution, delivery, and performance of and compliance with Transaction Agreements, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval of the Company, its business or operations or any of its assets or properties.
     3.11 Financial Statements; Liabilities. The Company has delivered to the Lender its unaudited balance sheet and statement of operations for the period ended September 30, 2009 (the “Financial Statements”). The Financial Statements are correct in all respects and present fairly the consolidated financial condition and operating results of the Company, as of the date(s) and during the period(s) indicated therein, subject to normal year-end audit adjustments. The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period(s) indicated, except that they may not contain all footnotes required under GAAP. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2009 which individually or in the aggregate are not material to the financial condition or operating results of the Company and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which individually or in the aggregate are not material to the financial condition or operating results of the Company.
     3.12 Changes. Except as set forth on the Schedule of Exceptions, since September 30, 2009, there has not been:
          (a) any change in the business, assets, liabilities, condition (financial or otherwise), or properties, of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business;
          (b) any damage, destruction or loss, whether or not covered by insurance;
          (c) any waiver by the Company of a valuable right or of a debt owed to it;
          (d) any material change or amendment to an agreement by which the Company, or any of their assets or properties is bound or subject;
          (e) any loans made by the Company to or for the benefit of any person or entity, other than travel advances and other advances made in the ordinary course of its business;
          (f) any sale, license, assignment or transfer of any Company intellectual property;
          (g) any sale, assignment, transfer, exchange or other disposition by the Company of any assets or rights, other than in the ordinary course of business;
          (h) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;
          (i) any mortgage, pledge, transfer of a security interest in, or lien created with respect to any of the Company’s properties or assets, including the shares of the Company, except liens for Taxes not yet due or payable; or

          (j) any liability incurred by Company in excess of $50,000 individually or $150,000 in the aggregate, which has not been satisfied or discharged.
     3.13 Taxes; Tax Returns. The Company has timely filed all Tax Returns (federal, state and local) required to be filed by it. For purposes of this Agreement, “Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof. All Taxes (as defined below) shown to be due and payable on such Tax Returns, any assessments imposed, and all other Taxes due and payable by the Company, on or before the Closing, have been paid or will be paid prior to the time they become delinquent. As of the time of filing, the foregoing Tax Returns were true and complete in all respects. The Company has complied with all of its withholding obligations. The Company has not been advised (a) that any of its Tax Returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other Taxes. No taxing authority has asserted or to the Company’s knowledge threatened to assert any deficiency or assessment, or proposed (formally or informally) any adjustment, for any Taxes against the Company. The Company has no knowledge of any liability for any Tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, inheritance, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp, goods and services, ad valorem, utility, utility users and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding tax returns.
     3.14 Full Disclosure. The Company has provided the Lender with all information requested by such Lender in connection with its decision to purchase the Note, including all information the Company and subsidiary believe is reasonably necessary to make such investment decision. No representation or warranty of the Company contained in the Transaction Agreements, or the exhibits attached hereto, or any other document, certificate or written statement furnished to Lender by or on behalf of the Company for use in connection with the transactions contemplated by the Transaction Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which the same were made. There is no fact known to the Company that has or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed in the Transaction Agreements, the exhibits hereto, or in such other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby.
ARTICLE 4.
Representations and Warranties of Lender
     The Lender hereby represents, warrants, and covenants to the Company as follows:
     4.1 Experience and Information. (i) The Lender or its officers, directors, managers or controlling persons has a pre-existing personal or business relationship with the Company or its officers, directors or controlling persons, and (ii) the Lender has substantial experience in evaluating and investing in/ and or providing debt financing to companies similar to the Company so that Lender is capable of evaluating the merits and risks of Lender’s investment in the Company and has the capacity to protect Lender’s own interests. Lender is acquainted with the business of the Company, and has been given access to all Company information that Lender has requested for the purpose of evaluating Lender’s investment in the Company. Lender acknowledges that it is able to fend for itself and can bear economic risk of its investment. Lender acknowledges that any investment in the Company involves a high degree of risk, and represents that it is able without materially impairing its financial condition, to suffer a complete loss of its investment.
     4.2 Investment. Lender is acquiring the Note for investment for Lender’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.
     4.3 Binding Obligation. This Agreement when executed and delivered by Lender will constitute a valid and legally binding obligation of Lender, enforceable in accordance with its terms, except as may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     4.4 Tax Liability. Lender has reviewed with Lender’s own tax advisors the local and foreign tax consequences of an investment in the Company and the transactions contemplated by this Agreement. Lender shall rely solely on such advisors and not on any statements or representations of the Company or any of its agents. Lender understands that Lender (and not the Company) shall be responsible for any of Lender’s own tax liability that may arise as a result of an investment in the Company and the transactions contemplated by this Agreement.
ARTICLE 5.
Lender’s Conditions to Closing
     Lender’s obligation to fund the Note pursuant to the terms of the Note, is, at the option of Lender, subject to the fulfillment of the following conditions:
     5.1 Representations and Warranties Correct. The representations and warranties made by the Company in Article 3 above shall be true and correct in all material respects as of the Closing Date.
     5.2 Related Matters. The Company shall have obtained the approval of the Company’s Board of Directors and the requisite approvals, if any, of the Company’s shareholders for the Transaction Agreements and all transactions contemplated herein.
     5.3 Class G Preference Shares Purchase Agreement. The Company shall have entered into that certain form of Class G Purchase Agreement, with the Lender, dated as of even date herewith, pursuant to which the Company shall, subject to compliance with applicable laws, issue 21,395.80 shares of its Class G Preference Shares to Lender, subject to the rights, preferences and privileges stated therein.
     5.4 Other Investors. The Company shall have entered into a Subscription Agreement with new investors who may purchase up to 50,942.45 shares of the Company’s Class G Preference Shares.
     5.5 Reservation of Class G Preference Shares. The Company shall have caused the reservation of no less than 72,339 shares of its Class G Preference Shares, par value $0.10 per share, and obtained all necessary board and stockholder consent in order to reserve such shares. Prior to the Closing, the Company shall have filed with the Cayman Registrar of Companies an amendment to its Memorandum and Articles of Association reflecting such new class of shares.

     5.6 Transaction Agreements. The Company shall have delivered to Lender the Transactions Agreements duly signed by the Company.
     5.7 No Material Adverse Effect. The Lender being satisfied that no event has occurred which would in all reasonableness have a material adverse effect.
     5.8 Event of Default. No Event of Default (as such term is defined in the Note) shall have occurred and be continuing.
     5.9 Secretary’s Certificate. The Company shall have provided to Lender a Secretary’s Certificate certifying as to (a) its Memorandum and Articles of Association, as amended, (b) the good standing of the Company by attaching a good standing certificate issued by the Registrar of Companies in the Cayman Islands, (c) the consent of the directors of the Company authorizing the transactions contemplated under the Transaction Agreements and execution and delivery of the Transaction Agreements, (d) the consent of the Company’s shareholders authorizing the transactions contemplated under the Transaction Agreements, and (e) the incumbency of the officers signing the Transaction Agreements.
     5.10 Cayman Counsel’s Opinion. The Company shall have delivered to Lender the opinion of the legal counsel qualified to practice in the Cayman Islands as to the organization or formation, existence and good standing, authorization of the Transaction Agreements and the execution and delivery of the Transaction Agreements, as requested by the Lender and all in form and substance satisfactory to the Lender and its counsel.
ARTICLE 6.
Company’s Conditions to Closing
     The Company’s obligation to sell and issue the Note at the Closing Date is, at the option of the Company, subject to the fulfillment as of the Closing Date of the following conditions:
     6.1 Representations and Warranties Correct. The representations and warranties made by Lender in Article 4 above shall be true and correct when made, and shall be true and correct on the Closing Date.
     6.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Lender on or prior to the Closing Date shall have been performed or complied with in all respects.
ARTICLE 7.
Affirmative Covenants
     The Company covenants and agrees that until the date on which this Agreement has been terminated and the Loan Amount have been indefeasibly paid in full, unless waived by Lender:
     7.1 Payment of Obligations. The Company shall comply with all its obligations under the Transactions Agreements, including payment of all obligations under the Transaction Agreements.

     7.2 Notification in Event of Default. The Company shall notify the Lender promptly in the Event of Default (as such term is defined in the Note) under the Transaction Agreements.
     7.3 Maintenance of Existence. The Company shall (a) preserve and maintain (i) its existence as a Cayman Islands corporation and its good standing, (ii) all rights, privileges and franchises necessary or desirable in the normal conduct of its business and (b) engage only in the business conducted by Company on the Effective Date.
     7.4 Books, Records and Inspections. The Company (i) shall keep full and complete books of record and accounts in which true and correct entries in conformity with GAAP, all requirements of law and prudent industry practices shall be made of all dealings and transactions in relation to its business and activities and (ii) shall permit any officer, employee or agent of Lender at any time, upon reasonable notice, to visit and inspect any of the properties of Company and discuss the affairs, finances and accounts of Company with its executive officers and independent public accountants, all at such reasonable times during normal business hours. In addition, Lender shall also be entitled, upon reasonable notice, to examine Company’s books of record and accounts, take copies and make abstracts therefrom, conduct an audit of such books of record and account and of Company’s consolidated operations, all at such reasonable times during normal business hours and as often as Lender may desire.
     7.5 Compliance with Laws and Preservation of Rights and Properties. The Company, shall comply with all laws, and otherwise do or cause to be done all things necessary to preserve and keep in full force and affect all rights and franchises necessary to the conduct of its business. The Company shall do or cause to be done all things necessary to continue to conduct its business substantially as now proposed to be conducted; and at all times to maintain, preserve and protect all property necessary to the conduct of its business in accordance with prudent industry practices and the requirements of applicable laws and keep the same in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all repairs, renewals, replacements and improvements thereto as may be necessary to so conduct its business.
     7.6 Evidence of Compliance with Loan Covenants. The Company shall provide to the Lender within 30 days of the Effective Date evidence that it is in compliance with all loan covenants with its current third party lenders.
     7.7 Distributions of Dividends of Shares. Company covenants that it shall declare all dividends provided in connection with the Shares (as such term is defined in the Class G Purchase Agreement) to be remitted to Lender as soon as practicable towards repayment of the Loan Amount.
     7.8 Use of Proceeds. The Loan Amount will be used for the acquisition of new assets, equity interests, and the related expenses, unless otherwise agreed by Lender.
     7.9 Maintenance of Insurance Policies. The Company shall maintain adequate insurance as is commensurate with industry standards for its line of business.
     7.10 Amendment of Organizational Documents. The Company shall not amend its Memorandum and Articles of Association in such a manner as to adversely affect the rights of Lender under the Transaction Agreements in any way.
     7.11 Reporting Requirements. Each of the following shall be furnished to the Lender: (a) promptly, upon any change of the contact information specified on the signature page to this Agreement, written notice thereof; (b) as soon as reasonably practicable after the end of a financial year, and in any event, within 120 days of the end of such financial year, full audited accounts of the Company certified by the auditors of the Company; (c) within 45 days of the end of each quarter, unaudited management accounts for such quarter; (d) as soon as reasonably practicable prior to each financial year, and in any event, no less than 30 days before the commencement of such financial year, an operating budget for the next succeeding financial year; and (e) if any appraisal is conducted, promptly and in any event within 90 days after the end of each calendar quarter, year, an appraisal from a third party appraiser as to the per share value of the Company.
     7.12 Information and Notices. The Company will furnish or will cause to be furnished to the Lender promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company, or compliance with the terms of the Transaction Agreements, as the Lender may reasonably request. The Company shall furnish to the Lender prompt written notice of the following: (a) the occurrence of any Event of Default; (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting the Company or any of its subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and (c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect. Each notice delivered under this Section shall be accompanied by a statement of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     7.13 Further Assurances. The Company shall upon request by the Lender (a) promptly correct any material defect or error that may be discovered in any Transaction Agreements or in the execution, acknowledgement or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, security agreements, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuation thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may require from time to time in order to (i) carry out more effectively the purposes of the Transaction Agreements, (ii) subject to the liens and security interests created by any of the Transaction Agreements any of the Company’s properties, rights or interests covered or now or hereafter intended to be covered by any of the Transaction Agreements, (iii) perfect and maintain the validity, effectiveness and priority of any of the Transaction Agreements and the liens and security interests intended to be created thereby and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under the Transaction Agreements. The Lender shall upon request by the Company promptly correct any material defect or error that may be discovered in any Transaction Agreements or in the execution, acknowledgement or recordation thereof.
ARTICLE 8.
Negative Covenants
     The Company covenants and agrees that until the date on which this Agreement has been terminated and the Loan Amount have been indefeasibly paid in full, unless approved in writing by the Lender:
     8.1 Liens. The Company shall not create, incur, assume of suffer to exist a lien against, security interest in or other encumbrance on any of the property or assets now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except, as applicable, for liens created or permitted under the Transaction Agreements.

     8.2 Mergers, Consolidations, etc. The Company shall not (i) consolidate with or merge into or acquire any Person or permit any other Person to consolidate with or merge into or acquire it, (ii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), (iii) enter into any partnership or joint venture or (iv) amend or modify its organizational documents.
     8.3 Sale of Assets. Unless consented to by the Lender, the Company shall not pledge, convey, sell, lease, transfer or otherwise dispose of, whether by sale, merger, consolidation, liquidation, dissolution or otherwise, in one transaction or a series of transactions, any portion of its business, property or assets, whether now owned or hereafter acquired, or equity interests of, any Person, except for the sale or other disposition for cash of any asset which, in the reasonable business judgment of the management of the Company has become obsolete or worn out or is unnecessary for the business of the Company which is disposed of in the ordinary course of business on an arm’s length basis and has an aggregate book value not in excess of $20,000 during any fiscal year of the Company.
     8.4 Debt. Unless consented to by Lender, the Company shall not create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable for any indebtedness except, as applicable, for the Loan Amount as provided herein or pursuant to the Permitted Debt. For the purposes of this Agreement the term “Permitted Debt” shall mean Indebtedness of Company for borrowed money on an unsecured basis in an aggregate principal amount of $50,000 or less and which Indebtedness is (i) subordinated to the obligations on terms and conditions acceptable to Lender, (ii) initially incurred at such times as no Event of Default (as defined in the Note) has occurred and is continuing and (iii) in connection with which the holder thereof and its Affiliates have no rights or obligations to obtain or provide any equity or other interest, direct or indirect in the Company.
ARTICLE 9.
Miscellaneous
     9.1 Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of Hong Kong.
     9.2 Dispute/Arbitration. Any dispute, controversy or claim (the “Dispute”) arising from or in connection with this Agreement shall be settled first by the parties through friendly consultation. Such consultation shall begin immediately after one party has sent a written request for such consultation to the other party. If the parties cannot settle the Dispute within thirty (30) days after the delivery of the written request referred to herein, such Dispute shall be referred to the Hong Kong International Arbitration Centre for arbitration in accordance with its Domestic Arbitration Rules. The arbitration proceedings shall be conducted in English. The arbitration award shall be final and binding on both parties. The arbitration cost, including reasonable legal counsel fees, shall be borne by the losing party. During the period when a Dispute is being resolved, the parties shall in all other respects continue their implementation of this Agreement other than the matter(s) in dispute.
     9.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties, provided, however, that the right of Lender to purchase the Note shall not be assignable without the prior written consent of the Company except Lender shall have a right to assign such right to its affiliates. The Company shall not assign its rights and obligations under the Transaction Agreements without the prior written consent of Lender.

     9.4 Entire Agreement; Amendment. This Agreement, the Exhibits and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Any term of this Agreement and any Note issued thereunder, may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lender.
     9.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, delivered by a national overnight express service or transmitted by facsimile, telex, e-mail or other method of simultaneous transmission, or otherwise delivered by hand or by messenger, addressed (a) if to Lender, at Lender’s address set forth below, or at such other address as Lender shall have furnished to the Company in writing, or (b) if to any other holder of the Note, at such address as such holder shall have furnished the Company in writing, or, until such holder so furnishes an address to the Company, then to and at the address of the last holder of the Note who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to its address set forth below and addressed to the attention of the President/CEO of the Company, or at such other address as the Company shall have furnished to Lender.
     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered or transmitted, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of Hong Kong mail, addressed and mailed as aforesaid.
     9.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of the Note, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
     9.7 Expenses. Except as provided herein, the Company and the Lender shall bear their own expenses incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.
     9.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no severance shall be effective if it materially changes the economic benefit of this Agreement to any party.
     9. 9 Titles and Subtitles; Counterparts. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement. This Agreement may be executed and delivered in one or more counterparts, each of which when so executed and delivered will be deemed to be an original and all of which taken together will constitute but one and the same instrument.

     9.10 Termination of this Agreement. This Agreement shall terminate upon the earlier of (i) the Maturity Date (as defined in the Note), (ii) subject to the Company adhering to its obligations under Section 4 of the Note, the termination by the Company upon written notice to the Lender of the Note, after payment in full of the outstanding Loan Amount to the Lender and provided, that no event of default has occurred and is continuing; or (iii) the conversion of the Loan Amount by the Lender into the Company’s Class G Preference Shares pursuant to Section 3 of the Note.
     9.11 Currency. Unless otherwise specified herein, all references to monetary amounts in the Note shall mean United States Dollars.
Remainder of Page Intentionally Left Blank

     The foregoing Note Purchase Agreement is hereby executed as of the date first above written.

“COMPANY” REDGATE MEDIA GROUP
Signed By:	/s/ Peter Bush Brack
Peter Bush Brack, Chief Executive Officer

Address:	Room 2703, 27th Floor, The Centrium
60 Wyndham Street, Central. Hong Kong

“LENDER” KUWAIT CHINA INVESTMENT COMPANY KSC
Signed By:	/s/ Ahmad Al Hamad
Ahmad Al Hamad, Managing Director

Address:	Dhow Tower, 19th Floor
Khalid Bin Waleed Street
Sharq, Kuwait

With a copy to:

Tel:

Fax:

Email:

          On 20 November, 2009, before me, a Notary Public, personally appeared Peter Bush Brack, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
          Witness my hand and official seal.

/s/ Michael Kwok Shung Chan	[official seal]
Notary Public

          On _________, 2009, before me, a Notary Public, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
          Witness my hand and official seal.

Notary Public

Exhibit A
Form of Promissory Note
REDGATE MEDIA GROUP
PROMISSORY NOTE
PN-G1
$3,500,000
November 22, 2009
Maturity Date: As set forth below
FOR VALUE RECEIVED, the undersigned Company promises to repay no later than two years after the date set forth above (the “Maturity Date”), to Kuwait China Investment Company KSC, a company incorporated in Kuwait (“Lender”), at the Company’s principal office, or order, the principal sum of $3,500,000, together with accrued and unpaid interest (the “Loan Amount”), at a rate equal to 10% per annum.
     1. This note (the “Note”) is being issued to the Lender pursuant to the terms of that certain Note Purchase Agreement (the “Purchase Agreement”) dated as of November 22, 2009 (the “Agreement Date”) and all terms and conditions of the Agreement are incorporated herein for all purposes.
     2. Except as expressly stated below, the entire principal sum and all accrued interest on this Note shall become due and repayable in full upon the earlier of (i) the Maturity Date, as listed above (ii) a Liquidation Event and (iii) a Qualified IPO. For the purposes of this Note, “Liquidation Event” shall mean the consolidation or merger of the Company, the sale of all or substantially all of its assets, the sale of a majority of the voting securities in the Company, the declaration of bankruptcy, dissolution, winding-up or the acceleration of a material debt of the Company and “Qualified IPO” shall mean a listing of the Company’s common shares on either NASDAQ or NYSE.
     3. In addition, the Lender may at any time at its option elect to convert the entire outstanding Loan Amount into Class G Preference Shares at a price per share equal to $[196.30] (the “Class G Price”); provided however, that if the Lender has received notice from the Company that the Company intends to repay the Loan Amount to the Lender, the Lender only has seven (7) days to elect to convert from receipt of such notice, and provided further, if the Company has after the date hereof, issued any new debt or equity securities to a third party investor at a price per share lower than the Class G Price, the Lender shall have the option to convert such Loan Amount at such lower price into shares of such new class. Such option under this Section 3 shall terminate and be of no further force and effect as of the earlier of the Maturity Date or the repayment by the Company of the Loan Amount. Any shares issued pursuant to this Section 3 shall be issued pursuant to the terms of the Company’s standard subscription agreement. Upon any such conversion, the accrued and unpaid interest on this Note may, at the option of the Lender, be payable in cash or Class G Preference Shares at the Class G Price. The Lender understands that if it exercises its right of conversion under this Section 3, its shares may only be sold to the Company and not to any other third party (including on the market) during the 180 day period following the date of the Qualified IPO (the “Lockup Period”). After the Lockup Period, the Lender may sell the shares on the public market. The Company shall on the date it receives a written request from the Lender to purchase Lender’s shares (the “Notice”), purchase such shares for the closing market trading price on the day it receives such Notice. The Lender may only exercise this right once during the Lockup Period.

     4. Prepayment of principal and/or accrued interest, or any portion thereof, may be made at any time, without penalty by the Company commencing twelve months after the date set forth above; provided, however, that if prepayment of the entire outstanding principal amount is made less than one year after the date set forth above, the amount of accrued interest shall equal 365 days of interest on the outstanding principal amount and provided further that, the Lender can, within seven (7) days of receiving notice of the Company’s intention to repay the Loan Amount, demand that the Loan be converted into Class G Preference Shares of the Company at the Class G price. Upon any such conversion, the accrued and unpaid interest on this Note may, at the option of the Lender, be payable in cash or Class G Preference Shares at the Class G Price. Principal and interest shall be paid in lawful tender of the United States and shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Other than as set forth herein, all Interest accrued hereunder shall be computed on the basis of a year of 365 days for the actual number of days elapsed and shall not be cumulative.
     5. This Note is secured by the issuance of 21,395.80 Class G Preference Shares of the Company to the Lender which represents the nominal value of the principal amount and potential accrued interest for a term of two years under this Note pursuant to the terms of the Class G Preference Shares Purchase Agreement dated of even date herewith.
     6. The entire unpaid principal balance of this Note, together with accrued and unpaid interest to date, shall become due and payable within thirty (30) days upon the following events of default: (a) failure by the Company to pay when due any amount of principal or interest hereunder to the Lender, and such failure remains un-remedied for thirty (30) days, (b) upon the commission of any act of bankruptcy by Company, (c) the execution by the Company of a general assignment for the benefit of Lenders, (d) the filing by or against the Company of any petition in bankruptcy or any petition for relief under the provisions of the federal bankruptcy act or any other state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, (e) the appointment of a receiver or trustee to take possession of the property or assets of the Company, (f) any material misrepresentations of the Company in the Purchase Agreement; (g) failure to comply with covenants as set forth in the Purchase Agreement; (h) failure by the Company to pay (when due and/or when requested) material indebtedness to a third party; (i) any material judgments against the Company; and (j) a material adverse change in the financial condition of the Company (each of (a) through (j), an “Event of Default”).
     7. The Company shall concurrently with the execution of this Note, enter into that certain Class G Preference Shares Purchase Agreement as attached hereto as Exhibit A (the “Class G Agreement”). Pursuant to the terms of the Class G Agreement, the Company shall subject to compliance with applicable laws, sell at a price per share equal to $[196.30], [17,829.85] shares of its Class G Preference Shares (the “Shares”), subject to such rights, preferences and privileges provided in the Class G Agreement, to Lender, together with 3,565.95 additional Shares which will be sold by the Company to the Lender at a price per share equal to the par value of the Company’s shares as set forth in the Company’s Memorandum & Articles of Association and which shall represent potential accrued interest on this Note for a term of two years; to be issued to Lender by Company as security for the payment of the outstanding Loan Amount. In the event of repayment by the Company of the Loan Amount by the Maturity Date or the date of the termination of the Note by the Company pursuant to the Purchase Agreement (the “Termination Date”), the Company shall have a right of repurchase on the Maturity Date or the Termination Date, as applicable, of all of the Shares provided to Lender as collateral, pursuant to the Class G Agreement.
     8. This Note and any of its terms may be changed, waived, or terminated only in strict accordance with the Purchase Agreement. If any action is instituted to collect this Note or enforce any terms hereof, the Company promises to pay all legal fees and other expenses reasonably incurred by the Lender in connection therewith.
     9. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument. This Note shall be construed in accordance with the laws of Hong Kong.
     10. Unless otherwise specified herein, all references to monetary amounts in the Note shall mean United States Dollars.
[Signature Page Follows]

Company: REDGATE MEDIA GROUP
By:
Peter Bush Brack,
Chief Executive Officer

Agreed and acknowledged: Lender Kuwait China Investment Company KSC
By:

Director

          On _________, 2009, before me, a Notary Public, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
          Witness my hand and official seal.

Notary Public

          On _________, 2009, before me, a Notary Public, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
          Witness my hand and official seal.

Notary Public

Exhibit A
Class G Preference Shares Purchase Agreement

Exhibit B
Schedule of Exceptions
SCHEDULE OF EXCEPTIONS
This Schedule of Exceptions is made and given pursuant to Article 3 of that certain Note Purchase Agreement (the “Agreement”) by and between Redgate Media Group, a Cayman Islands corporation (the “Company”), and Kuwait China Investment Company KSC, a company incorporated in Kuwait. All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided herein. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where it is readily apparent that such disclosure would be relevant.
Section 3.12(a)
The Company entered into that certain letter agreement with One Media Group Limited (“OMG”) dated October 20, 2009, in connection with the Registration Statement on Form F-1 to be submitted to, and filed with the United States Securities and Exchange Commission. The Company is required to include the financial statements of OMG in the offering documents. In consideration of OMG’s consent, the Company agrees to indemnify OMG for any losses, damages, claims, or actions arising from proceedings brought against OMG related to among other things any untrue statements of a material fact in the offering documents or any omission of a material fact required to be stated to make the statements therein not misleading.